EXHIBIT 99.1

News	General Motors Corporation	Financial Communications 300 Renaissance Center
For Release: 7:00 a.m EDT		Detroit, MI 48265
May 3, 2007
GM Reports Preliminary First Quarter Financial Results
•	Reported net income $62 million

•	Record first quarter global sales of 2.26 million units

•	Improved automotive operations, reported net income of $272 million

•	Adjusted automotive operating cash flow of $300 million
DETROIT — General Motors Corp. (NYSE: GM) today announced its financial results for the first quarter of 2007. The company posted record global sales, and improved automotive profitability and operating cash flow for the quarter.
“The first quarter of 2007 marked another quarter of continued progress in GM’s global automotive operations. We were able to expand vehicle sales and improve automotive profitability based on the progress in our turnaround initiatives in North America and Europe and our expansion strategy for key growth markets like China, Russia and South America,” said GM Chairman and Chief Executive Officer, Rick Wagoner. “We continue to see progress on the automotive bottom line as we implement the strategies laid out two years ago.”
GM reported net income of $62 million, or $0.11 per diluted share, including special items, in the first quarter of 2007, compared with net income of $602 million, or $1.06 per diluted share, in the year-ago quarter.
The decline in reported GM earnings is more than accounted for by losses in the residential mortgage business of GMAC Financial Services (GMAC), driven by continued weakness in the U.S. nonprime mortgage sector (following the 51 percent equity sale of GMAC in late 2006, GM is reporting its 49 percent ownership interest using the equity accounting method). In addition, last year’s results included a one-time after tax gain of $395 million due to the sale of a portion of GM’s equity ownership position in Suzuki Motors.
The reported results for the first quarter of 2007 include unfavorable special items totaling $32 million after tax, or $0.06 per diluted share, related largely to restructuring actions in Europe and Asia Pacific, offset in part by a favorable item related to workforce attrition costs for previously divested components plants. Details on the special items are included in the “Highlights” section of this news release.
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Excluding special items, GM posted adjusted net income of $94 million, or $0.17 per diluted share in the first quarter of 2007, compared to adjusted net income of $350 million, or $0.62 per diluted share in the first quarter of 2006. Total revenue for the first quarter of 2007 was $43.9 billion, down from $52.4 billion, almost entirely due to GMAC revenue no longer being included in GM’s consolidated results. Automotive revenue for the first quarter of 2007 was $42.9 billion, down slightly from $43.6 billion in the first quarter of 2006.
GM Automotive Operations
Net income from GM’s global automotive operations totaled $304 million on an adjusted basis, in the first quarter of 2007 (reported net income of $272 million), compared to $40 million in the year-ago quarter (reported net income of $295 million).
GM sold an all-time first quarter record 2.26 million cars and trucks in the first quarter of 2007, up 3 percent, or 67,000 units, over the first quarter of 2006. Sales in the GM Asia Pacific (GMAP) region grew more than 20 percent; GM Latin America, Africa and Middle East (GMLAAM) grew 17 percent, and GM Europe (GME) grew 6 percent. GM’s all-time sales record was achieved despite challenging market conditions in the U.S. largely due to volatile fuel prices and contraction in the housing market.
GM North America (GMNA) posted an adjusted loss of $85 million in the first quarter of 2007 (reported net loss of $46 million), an improvement of $166 million compared to an adjusted net loss of $251 million in the year-ago quarter (reported net loss of $292 million).
The GMNA improvement in the first quarter was mostly attributable to large structural cost savings in health care and manufacturing related expenses. GMNA also enjoyed positive product mix related to the strong acceptance of new launch products as well as GM’s continued strategy to reduce its daily-rental fleet business.
GMNA was able to improve its year-over-year net income, despite a significant production reduction of 192,000 units. The volume decline reflected the disciplined implementation of the company’s sales and marketing strategy, including reducing dealer inventories in the U.S. and Canada by 111,000 units as compared to year-ago levels, and reducing deliveries to daily rental companies in the U.S. and Canada by 69,000 units. Retail sales were up slightly in the U.S. for the quarter, despite challenging market conditions.
“This quarter’s results again demonstrate progress in the implementation of our North America turnaround plan. They reflect major cost reductions once again, which more than offset lower volume — a function of the disciplined implementation of our product-based sales and marketing strategy,” Wagoner said. “And, our newest products such as the GMC Acadia and Chevrolet Silverado have been well accepted by consumers, which gives us confidence that the most important element of our North America turnaround — product excellence — is well on track.”
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GME adjusted net earnings for the first quarter of 2007 amounted to $42 million (reported net income of $5 million), compared with $131 million in the first quarter of 2006 (reported net income of $59 million). The decline in net income is attributable to unfavorable product mix, material cost and lower gains on commodity hedging, which was partially offset by improved structural cost and favorable pricing.
GME set a first quarter sales record, with almost 554,000 deliveries. This marks the highest quarterly retail sales ever for the region, and the best market share performance in 10 years at 9.8 percent. And in the growing market of Russia, GM sales increased by 128 percent, outpacing the 26 percent growth in that market.
“GM Europe’s record sales for the quarter reflect strong acceptance of our newest Opel/Vauxhall cars, continued progress with our multi-brand strategy — including an all-time Chevrolet Europe sales record — and strength in the key growth markets of Europe, especially Russia,” Wagoner said.
GMAP posted adjusted net income of $150 million in the first quarter of 2007 (reported net income of $116 million), up from $97 million a year ago (reported net income of $492 million). Despite the loss of income from the equity sale of Suzuki, the improvement reflects an approximate 20 percent sales volume increase led by China, India and South Korea, record exports of GM-DAT products and improved performance at Holden.
GMAP revenue was up almost 35 percent, at $4.6 billion, compared with the year-ago quarter. GMAP also set all-time records in sales and market share growth, outpacing overall industry growth. Building on the strength of the well-established Buick brand, new products such as the Cadillac SLS and Chevrolet Epica are also being well received in key markets like China.
“Our strongest growth is in the Asia Pacific market, which is critically important as this will be the fastest growing region in the world over the next decade,” Wagoner said. “We continue to build on our already strong footprint in China, take advantage of GM-DAT’s great capabilities, and move aggressively in other important markets, like India.”
Net income for GMLAAM tripled to set a new first quarter earnings record of $201 million in the first quarter of 2007, up from $67 million in the year ago period (reported net income of $40 million). The improvement in profitability was driven by very strong volume, as well as better pricing and product mix.
The sales growth in the LAAM region is consistent across all major markets, with significant gains in key Latin American countries as well as strong performance in the Middle East and South Africa. Revenue was up 13 percent over the same quarter last year, setting a new first quarter record for GMLAAM.
“GMLAAM had an extremely strong quarter, setting records in both sales and profitability, on the strength of our traditionally strong representation in this growing region. The outlook is bright for continued strong results at GMLAAM for the rest of the year, and beyond,” Wagoner said.
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GMAC
GMAC posted a net loss of $305 million in the first quarter of 2007, compared to net income of $495 million in the year-ago period. For the first quarter, GM recognized a net loss of $115 million associated with its 49 percent ownership of GMAC, including the accrual of dividends on GMAC preferred membership interests and certain tax benefits realized.
GMAC results were significantly impacted by a net loss of $910 million at Residential Capital, LLC (ResCap) due to continued pressures in the U.S. mortgage market. GMAC’s first quarter net income generated by auto finance, insurance and other operations was $605 million, more than double the earnings generated by these same operations in the first quarter of 2006.
GMAC indicated its long-term prospects continue to look favorable based on strong business fundamentals across its automotive finance and insurance operations. In addition, GMAC indicated it anticipates a considerable improvement in ResCap’s earnings performance in the second quarter this year, with losses in the U.S. residential mortgage sector expected to be at a much reduced level.
Cash and Liquidity
GM generated adjusted automotive operating cash flow of $300 million for the first quarter of 2007, an improvement of $1.5 billion year-on-year, with all four regions reporting improvement.
Cash, marketable securities, and readily-available assets of the Voluntary Employees’ Beneficiary Association (VEBA) trust totaled $24.7 billion at March 31, 2007, up from $21.6 billion on March 31, 2006, but down from the year-end 2006 total of $26.4 billion.
Results for the first quarter of 2007 are preliminary and may be revised prior to the filing of GM’s first quarter report on Form 10-Q in early May.
General Motors Corp. (NYSE: GM), the world’s largest automaker, has been the annual global industry sales leader for 76 years. Founded in 1908, GM today employs about 280,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 33 countries. In 2006, nearly 9.1 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn and Vauxhall. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.
# # #
Contacts:
Reneé Rashid-Merem
Phone: 313-665-3128
Email: renee.rashid-merem@gm.com
Randy Arickx
Phone: 313-667-0006
Email: randy.c.arickx@gm.com

Forward-looking Statements
In this press release and in related comments by General Motors’ management, we will use words like “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” “designed,” or “impact” to identify forward-looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but GM’s actual results may differ materially due to a variety of important factors. Among other items, such factors include: the ability of GM to realize production efficiencies, to achieve reductions in costs as a result of the turnaround restructuring and health care cost reductions and to implement capital expenditures at levels and times planned by management; the pace of product introductions; market acceptance of the Corporation’s new products; significant changes in the competitive environment and the effect of competition in the Corporation’s markets, including on the Corporation’s pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates; costs and risks associated with litigation; the final results of investigations and inquiries by the SEC and other governmental agencies; changes in our accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, including the range of estimates for the Delphi pension benefit guarantees, which could result in an impact on earnings; changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees and the successful completion of a collective bargaining agreement; negotiations and bankruptcy court actions with respect to Delphi’s obligations to GM, negotiations with respect to GM’s obligations under the pension benefit guarantees to Delphi employees, and GM’s ability to recover any indemnity claims against Delphi; labor strikes or work stoppages at GM or its key suppliers such as Delphi or financial difficulties at GM’s key suppliers such as Delphi; additional credit rating downgrades and the effects thereof; factors affecting GMAC’s results of operations and financial condition such as credit ratings, interest rates, the housing market(including the downturn in residential mortgages, particularly in the nonprime sector), adequate access to the capital, changes in the residual value of off-lease vehicles, changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate, and changes in GMAC’s contractual servicing rights; shortages of and price increases for fuel; changes in economic conditions, commodity prices, such as steel and other raw materials, currency exchange rates or political stability in the markets in which we operate; the effects of transactions or alliances entered into by one or more of our competitors; currency exchange rates or political instability in the markets in which we operate; and general economic conditions, in particular stability of consumer confidence. The most recent annual reports on Form 10-K and quarterly reports on Form 10-Q filed by GM and GMAC provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms.

General Motors Corporation
Use of Non-GAAP Financial Measures
     This press release and the accompanying tables include the following non-GAAP financial measures: (a) adjusted net income, (b) managerial cash flow, and (c) GM North America vehicle revenue per unit. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with U.S. generally accepted accounting principles, or GAAP.
Adjusted Net Income
     Adjusted net income excludes charges for the special attrition program, restructuring and impairments charges, and gains on the sale of business interests. Each of the adjustments is described in more detail below. This press release also contains a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure.
     Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that GM management does not consider part of operating results when assessing the performance of the organization and measuring the results of GM’s performance. In addition, GM has historically reported similar non-GAAP financial measures. GM believes that inclusion of these non-GAAP financial measures provides consistency and comparability with past earnings releases. GM management uses these non-GAAP financial measures to evaluate GM’s performance and believes these measures allow GM management to readily view operating trends, perform analytical comparisons, benchmark performance among geographic regions and assess whether the GM North American structural cost turnaround plan is on target. Also, GM management uses adjusted net income for forecasting purposes, and in determining its future capital investment allocations. Also, adjusted net income is a key variable in determining management incentive compensation. Accordingly, GM believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.
     While GM believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Items such as special attrition program agreement and restructuring charges that are excluded from GM’s non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations or other measures of performance prepared in accordance with GAAP. GM compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.

General Motors Corporation
Use of Non-GAAP Financial Measures (Continued)
     The following is a discussion of the adjustments to the comparable GAAP financial measure that produces our non-GAAP financial measures:
•	Special attrition program charges. Our non-GAAP financial measures exclude the estimated charge associated with the special attrition program agreement among the UAW, GM and Delphi. Management believes it is useful in evaluating the performance of GM and its management teams and business units during a particular time period to exclude charges associated with the special attrition program, because the charge occurs irregularly and is generally associated with one-time structural changes to GM’s North America business. Accordingly, management does not consider these costs as part of its core earnings for purposes of evaluating the performance of the business, and excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

•	Restructuring and impairment charges. Our non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs and lease abandonment costs, and any subsequent changes in estimates related to exit activities as they relate to GM’s significant restructurings, which involved significant layoffs. Management believes the exclusion of restructuring and impairment charges from adjusted net income is useful because management does not consider these costs part of GM’s core earnings in evaluating GM’s operational managers and the exclusion permits investors to evaluate the performance of our management the same way management does. Additionally, management excludes restructuring and impairment charges in its determinations regarding the allocation of resources, such as capital investment, among the Corporation’s business units and as part of its forecasting and budgeting.

•	Gains on the sale of business interests. The gains on the sale of business interests are excluded from adjusted net income. While GM is involved in sales of its business interests from time to time and the Corporation may have significant gains or losses from such sales in the future, such events have historically occurred sporadically. Management excludes the charges associated with these events when it evaluates the Corporation’s operations and for internal reporting, forecasting purposes and allocation of additional resources.
Managerial Cash Flow
     GM also reports non-GAAP managerial automotive operating cash flow in its earnings releases and charts for securities analysts. Management believes that providing managerial automotive operating cash flow furnishes it and investors with useful information by representing the cash flow generated or consumed by its automotive operations, including cash consumed by automotive capital expenditures and equity investments in companies related to our core business and cash generated by sales of automotive operating assets and equity investments in companies related to GM’s core business, before funding non-operating-related obligations including debt maturities, dividends and other non-operating items. Management uses this non-GAAP financial measure to assess its automotive cash flow when evaluating the performance of GM, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

General Motors Corporation
Use of Non-GAAP Financial Measures (Concluded)
GM North America Vehicle Revenue per Unit
     GM’s earnings releases and charts for securities analysts also include the use of non-GAAP measures of revenue per vehicle. Management uses revenue per vehicle to track operating efficiency and to facilitate comparisons between periods and between manufacturers, and believes that it would provide valuable information to investors who are interested in identifying trends and comparing different companies. Revenue per vehicle includes certain vehicles sales to other GM regions that are excluded from GAAP reporting, and excludes non-vehicle sales such as service parts and operations and OnStar service, and other income that GM does not derive from the sale of vehicles, such as interest on the GM credit card. Management also includes sales to daily car rental companies in revenue per vehicle, although they are not treated as sales under GAAP reporting because of GM’s repurchase obligations.

General Motors Corporation
List of Special Items — After Tax
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2007
	Net
	Income	EPS
REPORTED
Net income	$62	$0.11
ADJUSTMENTS
Restructuring (A)	65	0.12
Plant Closure and Benefit Guarantees (B)	(27)	(0.05)
Special Attrition Program (C)	(12)	(0.02)
Asset Impairment (D)	6	0.01

Subtotal	32	0.06
ADJUSTED

Adjusted Income — Basic EPS	$94	$0.17

Adjusted EPS — Fully Diluted		$0.17

(A)	Relates to various restructuring initiatives, as follows (all amounts after-tax):
•	Restructuring charges of $37 million recognized at GME for separation programs primarily in Germany and Sweden.

•	Restructuring charges of $28 million recognized at GMAP for the voluntary separation program at Holden.
(B)	Relates to recognition by GMNA of an after-tax curtailment gain of $25 million with respect to postretirement benefits and a favorable after-tax adjustment of $2 million in connection with the closure of two former component plants.
(C)	Relates to a favorable curtailment and true-up adjustment relating to the Special Attrition Program for GMNA.
(D)	Relates to impairment of tooling and residual assets at GMAP triggered by a reduction in the production forecast for Holden.

General Motors Corporation
List of Special Items — After Tax
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2006
	(Restated)
	Net
	Income	EPS
REPORTED
Net income	$602	$1.06
ADJUSTMENTS
Restructuring (A)	91	0.16
Special Attrition Program (B)	52	0.09
Sale of Suzuki investment (C)	(395)	(0.69	)*

Subtotal	(252)	(0.44)
ADJUSTED

Adjusted Income — Basic EPS	$350	$0.62	*

Adjusted EPS — Fully Diluted		$0.62	*

*	Adjusted EPS has been changed from $0.66 per share to $0.62 per share to reflect a revision to the special item related to the gain on sale of our Suzuki investment from $372 million, after-tax to $395 million, after-tax.
(A)	Relates to various restructuring initiatives, as follows (all amounts after tax):
•	Estimated charges of $65 million related to separations of salaried employees at GMNA.

•	Curtailment charges associated with modifications to the U.S. Retirement Program for Salaried Employees announced in the first quarter of 2006. GMNA and Other Operations recognized charges of $12 million and $3 million respectively associated with these modifications.

•	A favorable adjustment of $88 million for higher than anticipated headcount reductions associated with previously announced GMNA plant idling activities.

•	Other restructuring charges of $72 million and $27 million, recognized at GME and GMLAAM, respectively.
(B)	Relates to an after-tax charge of $52 million associated with the $35,000 lump sum payments for normal or early voluntary retirements, recognized at GMNA.

(C)	Relates to the sale of 92.36 million shares of GM’s investment in Suzuki for approximately $2 billion in cash, reducing GM’s equity stake in Suzuki from 20.4% to approximately 3.7% (16.3 million shares). The after-tax gain of $395 million was recognized at GMAP.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	First Quarter
		2006
(Dollars in millions except per share amounts)	2007	Restated
Total net sales and revenues	$43,909	$52,376
Adjusted	$43,909	$52,376
Net income	$62	$602
Adjusted	$94	$350
Net margin
(Net income / Total net sales and revenues)	0.1%	1.1%
Adjusted	0.2%	0.7%
Earnings per share — basic	$0.11	$1.06

Earnings per share — diluted	$0.11	$1.06

Earnings per share — adjusted Diluted	$0.17	$0.62

GM $1-2/3 par value average shares outstanding (Mil’s)
Basic shares	566	566
Diluted shares	567	569

Cash dividends per share of common stocks	$0.25	$0.25
See reconciliation of adjusted financial results on pages 13-15.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	First Quarter
		2006
	2007	Restated
Auto & Other total cash & marketable securities at March 31 ($Bil’s)	$21.1	$18.8
Readily-available assets in VEBA	3.6	2.8

Total Auto & Other cash & marketable securities plus readily-available assets in VEBA	$24.7	$21.6

Auto & Other Operations ($Mil’s)
Depreciation	$1,257	$1,114
Amortization of special tools	725	738
Amortization of intangible assets	17	17

Total	$1,999	$1,869

GM’s share of nonconsolidated affiliates’ net income (loss) ($Mil’s)
GMAC	$(183)	—
Shanghai GM and SAIC-GM-Wuling	$117	$71
Other+	$39	$55

+	GM sold most of its investment in Suzuki in the first quarter of 2006, and consequently now accounts for its remaining investment as an equity security, and no longer records income on the equity basis.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	First Quarter
	2007 and 2006
	Reported		Special Items		Adjusted
		2006				2006
(Dollars in millions)	2007	Restated	2007	2006	2007	Restated
Total net sales and revenues
GMNA	$28,506	$30,857	$—	$—	$28,506	$30,857
GME	8,485	8,055	—	—	8,485	8,055
GMLAAM	3,573	3,161	—	—	3,573	3,161
GMAP	4,559	3,386	—	—	4,559	3,386
Other Auto (1)	(2,222)	(1,881)	—	—	(2,222)	(1,881)

Total GMA	42,901	43,578	—	—	42,901	43,578
Other (1)	22	(49)	—	—	22	(49)

Total Auto & Other (1)	42,923	43,529	—	—	42,923	43,529

GMAC	50	8,813	—	—	50	8,813
Other Financing(1)	936	34	—	—	936	34

Total FIO	986	8,847	—	—	986	8,847

Total net sales and revenues	$43,909	$52,376	$—	$—	$43,909	$52,376

Income (loss) before income taxes, equity income and minority interests
GMNA	$(46)	$(309)	$(61)	$64	$(107)	$(245)
GME	2	92	57	115	59	207
GMLAAM	255	98	—	27	255	125
GMAP	94	681	49	(666)	143	15
Other Auto	(7)	(6)	—	—	(7)	(6)

Total GMA	298	556	45	(460)	343	96
Other	(210)	(512)	—	4	(210)	(508)

Total Auto & Other	88	44	45	(456)	133	(412)

GMAC	(134)	706	—	—	(134)	706
Other Financing	54	1	—	—	54	1

Total Financing	(80)	707	—	—	(80)	707

Total income (loss) before income taxes, equity income and minority interests	$8	$751	$45	$(456)	$53	$295

See footnotes on page 18.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	First Quarter
	2007 and 2006
	Reported		Special Items		Adjusted
		2006				2006
(Dollars in millions)	2007	Restated	2007	2006	2007	Restated
Net income (loss)
GMNA	$(46)	$(292)	$(39)	$41	$(85)	$(251)
GME	5	59	37	72	42	131
GMLAAM	201	40	—	27	201	67
GMAP	116	492	34	(395)	150	97
Other Auto	(4)	(4)	—	—	(4)	(4)

Total GMA	272	295	32	(255)	304	40
Other	(124)	(189)	—	3	(124)	(186)

Total Auto & Other	148	106	32	(252)	180	(146)

GMAC	(115)	495	—	—	(115)	495
Other Financing	29	1	—	—	29	1

Total FIO	(86)	496	—	—	(86)	496

Net income (loss)	$62	$602	$32	$(252)	$94	$350

Income tax expense (benefit)
GMNA	$3	$(11)	$(22)	$23	$(19)	$12
GME	(1)	35	20	43	19	78
GMLAAM	53	57	—	—	53	57
GMAP	27	252	15	(271)	42	(19)
Other Auto	(3)	(2)	—	—	(3)	(2)

Total GMA	79	331	13	(205)	92	126
Other	(85)	(321)	—	1	(85)	(320)

Total Auto & Other	(6)	10	13	(204)	7	(194)

GMAC	(19)	222	—	—	(19)	222
Other Financing	25	—	—	—	25	—

Total Financing	6	222	—	—	6	222

Income tax expense (benefit)	$—	$232	$13	$(204)	$13	$28

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	First Quarter
	2007 and 2006
	Reported		Special Items		Adjusted
		2006				2006
(Dollars in millions)	2007	Restated	2007	2006	2007	Restated
Effective tax rate
Total GM Corp.	—	31%	29%	45%	25%	9%
GMNA	(7)%	4%	36%	36%	18%	(5)%
GME	(50)%	38%	35%	37%	32%	38%
GMAC	14%	31%	—	—	14%	31%

Equity income (loss) and minority interests
GMNA	$3	$6	$—	$—	$3	$6
GME	2	2	—	—	2	2
GMLAAM	(1)	(1)	—	—	(1)	(1)
GMAP	49	63	—	—	49	63
Other Auto	—	—	—	—	—	—

Total GMA	$53	$70	$—	$—	$53	$70

General Motors Corporation
Operating Statistics

	First Quarter
	2007	2006
(Units in thousands)
Worldwide Production Volume
GMNA — Cars	399	496
GMNA — Trucks	664	759

Total GMNA	1,063	1,255
GME	511	494
GMLAAM	222	194
GMAP	544	472

Total Worldwide	2,340	2,415

Vehicle Unit Deliveries
Chevrolet — Cars	187	195
Chevrolet — Trucks	362	376
Pontiac	79	99
GMC	111	105
Buick	43	62
Saturn	57	47
Cadillac	47	51
Other	23	28

Total United States	909	963
Canada, Mexico, and Other	146	160

Total GMNA	1,055	1,123
GME	554	523
GMLAAM	269	230
GMAP*	388	324

Total Worldwide	2,266	2,200

Market Share
United States — Cars	19.3%	20.7%
United States — Trucks	25.7%	26.3%
Total United States	22.8%	23.8%
Total North America	22.5%	23.6%
Total Europe	9.8%	9.4%
Total LAAM	16.3%	16.1%
Asia Pacific	7.2%	6.4%
Total Worldwide	13.0%	13.1%

U.S. Retail/Fleet Mix
% Fleet Sales — Cars	36.8%	41.6%
% Fleet Sales — Trucks	18.4%	22.4%
Total Vehicles	25.5%	30.0%

GMNA Capacity Utilization
(2 shift rated)	88.9%	100.4%

*	GMAP sales volume includes Wuling sales in China.

General Motors Corporation
Operating Statistics

	First Quarter
		2006
	2007	Restated
GMAC’s Worldwide Cost of Borrowing (2)	6.16%	5.50%

GMAC Period End Debt Spreads Over U.S. Treasuries
2 Year	207 bp	445 bp
5 Year	251 bp	449 bp
10 Year	288 bp	474 bp

GMAC Automotive Finance Operations Consumer Credit (North America)
Net charge-offs as a % of managed receivables	1.29%	1.21%
Retail contracts 30 days delinquent — % of average number of contracts outstanding (3)	2.51%	2.34%

GMAC’s Share of GM retail sales (U.S. only)
Total consumer volume (retail and lease) as % of retail sales	42%	45%
SmartLease as % of retail sales	17%	22%

Worldwide Employment at March 31 (in 000’s)
United States Hourly	87	102
United States Salary	33	36

Total United States	120	138
Canada, Mexico, and Other	29	31

GMNA	149	169
GME	59	64
GMLAAM	33	31
GMAP	34	32
GMAC	—	31
Other	2	2

Total	277	329

Worldwide Payrolls ($Bil’s)	$4.5	$5.3
     See footnotes on page 18.

General Motors Corporation
Footnotes:

(1)	Other Auto, Other Operations and Other Financing include intercompany eliminations.

(2)	Calculated by dividing total interest expense (excluding mark to market adjustments) by total debt.

(3)	Excludes accounts in bankruptcy.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)
		(As restated)
Net sales and revenue
Automotive sales	$42,923	$43,529
Financial services and insurance revenue	986	8,847

Total net sales and revenue	43,909	52,376

Costs and expenses
Automotive cost of sales	39,047	40,073
Selling, general, and administrative expense	3,375	3,427
Financial services and insurance expense	883	8,285

Total costs and expenses	43,305	51,785

Operating income	604	591

Equity in loss of GMAC LLC	(183)	—

Automotive and other interest expense	(799)	(638)

Automotive interest income and other non-operating income	386	798

Income before income taxes, other equity income and minority interests	8	751

Income tax expense	—	232

Equity income and minority interests, net of tax	54	83

Net income	$62	$602

Basic earnings per share:

Earnings per share, basic	$.11	$1.06

Weighted average common shares outstanding, basic (millions)	566	566

Diluted earnings per share:

Earnings per share, diluted	$.11	$1.06

Weighted average common shares outstanding, diluted (millions)	567	569

Cash dividends per share	$.25	$.25

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	March 31,	December 31,	March 31,
	2007	2006	2006
			(Unaudited)
	(Unaudited)		(As restated)
ASSETS
Current Assets
Cash and cash equivalents	$20,923	$23,774	$17,427
Marketable securities	159	138	1,396

Total cash and marketable securities	21,082	23,912	18,823
Accounts and notes receivable, net	9,697	8,216	6,966
Inventories	15,431	13,921	14,867
Equipment on operating leases, net	5,650	6,125	7,217
Deferred income taxes and other current assets	12,143	11,957	10,139

Total current assets	64,003	64,131	58,012
Financing and Insurance Operations Assets
Cash and cash equivalents	301	349	17,441
Investments in securities	187	188	18,443
Finance receivables, net	—	—	180,173
Loans held for sale	—	—	18,171
Equipment on operating leases, net	10,457	11,794	32,570
Investment in GMAC LLC	7,355	7,523	—
Other assets	3,684	2,269	28,996

Total Financing and Insurance Operations assets	21,984	22,123	295,794
Non-Current Assets
Property, net	41,612	41,934	38,551
Deferred income taxes	32,476	32,967	22,387
Prepaid pension	17,639	17,366	37,478
Other assets	7,484	7,671	9,917

Total non-current assets	99,211	99,938	108,333

Total assets	$185,198	$186,192	$462,139

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable (principally trade)	$30,065	$26,931	$26,872
Short-term borrowings and current portion of long-term debt	4,834	5,666	1,294
Accrued expenses	34,518	35,225	43,424

Total current liabilities	69,417	67,822	71,590
Financing and Insurance Operations Liabilities
Accounts payable	133	1,214	3,596
Debt	8,297	9,438	245,260
Other liabilities and deferred income taxes	1,572	925	29,136

Total Financing and Insurance Operations liabilities	10,002	11,577	277,992
Non-Current Liabilities
Long-term debt	33,120	33,067	32,612
Postretirement benefits other than pensions	48,998	50,086	31,431
Pensions	11,293	11,934	11,576
Other liabilities and deferred income taxes	15,570	15,957	20,084

Total non-current liabilities	108,981	111,044	95,703

Total liabilities	188,400	190,443	445,285
Minority interests	1,145	1,190	1,075
Stockholders’ Equity (Deficit)
Preferred stock, no par value, authorized 6,000,000, no shares issued and outstanding	—	—	—
$1 2/3 par value common stock (2,000,000,000 shares authorized, 756,637,541 and 565,738,371 shares issued and outstanding at March 31, 2007, respectively 756,637,541 and 565,670,254 shares issued and outstanding at December 31, 2006, respectively and 756,637,541 and 565,559,329 shares issued and outstanding at March 31, 2006, respectively)	943	943	943
Capital surplus (principally additional paid-in capital)	15,346	15,336	15,296
Retained earnings	39	406	3,408
Accumulated other comprehensive (loss)	(20,675)	(22,126)	(3,868)

Total stockholders’ equity (deficit)	(4,347)	(5,441)	15,779

Total liabilities, minority interests, and stockholders’ equity (deficit)	$185,198	$186,192	$462,139